Exhibit 4.8
[English translation of the executed Spanish lease agreement]
LEASE ENTERED INTO BETWEEN
BCR REAL ESTATE INVESTMENT FUND AND WNS BPO SERVICES CORPORATION COSTA RICA
ALVARO CAMACHO DE LA O, major, divorced, BA in Economics, a resident of Pozos Santa Ana, bearer of identity card number 447-457 in his capacity as manager with powers of attorney without it limiting of sum of the company , BCR INVESTMENT CORPORATION, with a judicial no,of 301240900051 contained in the Mercantile Section of Public one personality contained in the Mercantile Section of Public Record, volume 1731,     , sheet 210 in lieu of382 seat 686quiena its time is the which in turn is the manager and the latter, the Legal Representative of Real Estate Investment Fund called BCR REAL ESTATE INVESTMENT FUND, with offices in the Center The Business Uruca BANCO DE COSTA RICA, San José, this investment fund certificate of legal person number3102077408, an investment fund duly registered with the National Registry of Securities and Intermediaries Superintendent of Securities by order number SGV-R-hundred forty four of the ten hours of September eleventh, two thousand, hereinafter and collectively known as the “owner”, or “real estate funds”, or the “Lease holder” and
SIBAJA ADRIAN SAENZ, who is a major, married his first wife, Business Manager, a resident of Santa Ana, bearer of identity card number 1-913-786 in his capacity of attorney limited to the sum of twenty thousand dollars of the United States of America, WNS BPO SERVICES CORPORATION COSTA RICA, S.A., a company duly registered and operating in accordance with the laws of the Republic of Costa Rica, bearer of identification number 301-55000-285 henceforth and for all purposes, known as “lessee.”
WHEREAS:
FIRST
The lessor owns the property, the property, or farms, which are described as follows:
1.1 Property is located in the Third District, Wells, of the Ninth Region, Santa Ana, in the province of San Jose, BUSINESS PARK CONDOMINIUM STAGE FOUR GENERAL FORUM, THIRD STAGE OF DEVELOPMENT, Farm Affiliates, LOCAL OFFICES: FF1-B2, FF2 -B2-B2 FF3, FF4-B2-B2 FF5, FF6-B2,-B3 FF1, FF2-B3, FF3-B3-B3 FF4, FF5 and FF6-B3-B3, which are located in the second and third floor of Building H, farms identified in the Public Registry of Property with the real folio number 25497F-000, 25498F-000, 25499F-000, 25500F-000, 25501F-000, 25502F-000, 39206F-000, 39207F -000,-000 39208F, 39209F-000, 339210F-000 and 39211F-000.
1.2 For all purposes, the parties hereby indicate that the property has a total area of 2,339.64 m2 (two thousand three hundred thirty-nine meters with sixty-four square decimeters) which are distributed at 2,016.12 m2 (two thousand and sixteen meters with twelve square decimeters), area deprivation, but an area of three hundred twenty-three meters with fifty-two square decimetres (323.52m2) that corresponds to area of corridors which, for all corresponding legal effects is considered the “Leased Area” which the Lessee acknowledges and accepts.
.1 Property is located in the Third District, Wells, of the Ninth Region, Santa Ana, in the province of San Jose, BUSINESS PARK CONDOMINIUM STAGE FOUR GENERAL FORUM, THIRD STAGE OF DEVELOPMENT, Farm Affiliates, LOCAL OFFICES: FF1-B2, FF2 -B2-B2 FF3, FF4-B2-B2 FF5, FF6-B2,-B3 FF1, FF2-B3, FF3-B3-B3 FF4, FF5 and FF6-B3-B3, which are located in the second and third floor of Building H, farms identified in the Public Registry of Property with the real folio number 25497F-000, 25498F-000, 25499F-000, 25500F-000, 25501F-000, 25502F-000, 39206F-000, 39207F -000,-000 39208F, 39209F-000, 339210F-000 and 39211F-000.
1.2 For all purposes, the parties hereby indicate that the property has a total area of 2,339.64 m2 (two thousand three hundred thirty-nine meters with sixty-four square decimeters) which are distributed at 2,016.12 m2 (two thousand and sixteen meters with twelve square decimeters), area deprivation, but an area of three hundred twenty-three meters with fifty-two square decimetres (323.52m2) that corresponds to area of corridors which, for all corresponding legal effects is considered the “Leased Area” which the Lessee acknowledges and accepts.
In this event, Tenant shall receive from the Owner, the property described above, finished, suitable for occupancy, use and enjoyment.
All sufficient authority for this action, we agreed to sign this LEASE FOR LOCAL OFFICES, onwards and for all purposes of this Agreement called the “Contract”, which is governed by the applicable Costa Rican law and by the following terms and conditions that the parties approved by common consent:

CLAUSE
1. INCOME:
1.1 “RENT”, “RENT” or “LEASE FEE” means the payment of the sum of $ 37,434.24 (thirty-seven thousand four hundred thirty-four U.S. dollars twenty-four cents) to be the result of multiplying the area of two thousand three hundred thirty-nine meters with sixty-four square decimeters (2339.64 m2) for a square meter price of $ 16.00-(exact sixteen U.S. dollars), legal tender of the United States of America. The rent is payable monthly in advance during the first seven days of each month’s rent in the Administrative Office of the Owner located at the address set out in section 26 of this AGREEMENT or by deposit in the account number 001 — BCR 3021-0 on behalf of Real Estate Investment Fund with the Bank of Costa Rica. The rent for the first month of the contract will be paid by the Lessee to the Owner against the signing of this contract. For his part, for the Security Deposit will be paid by the Lessee to the Owner no later than April 15, 2011.
1.2 The Tenant hereby expressly agrees to pay to the Owner, and shall do so throughout the term of the Lease and without reduction or deduction, rent and any additional payment to be established in this AGREEMENT or by law 7527.
The rent shall be increased by 3% (three percent) per annum by the parties at the end of each year of the lease, after the third year of the lease to begin on the Commencement Date and so on every day 1 of May the years 2013, 2014 and 2015, as shown in Exhibit “A” of this Agreement, which duly signed by both parties is an integral part of this contract.
1.3 The RENT, along with any adjustments made to it, shall be due and payable in consecutive monthly payments, payable in advance during the first seven days of each month’s rent during the term of this AGREEMENT and any extension or renewal back of it. Tenant hereby expressly agrees to pay all these sums, in advance, without collection management, to the Owner.
1.4 The Lessee shall pay such rent to the Owner and the agreed adjustments in its administrative offices at the address indicated here or at any other address previously provided by the Owner in writing.
1.5 If the Owner decides not to manage the termination of this Agreement or fails to initiate the eviction for nonpayment of rent amount on the date agreed in this contract, all lease payments, that have not been done for the seven days from the date on which they had to be made, will be subject to a default interest rate of around fifteen per cent per annum.
1.6 The Tenant hereby agrees to pay the rent in full, total and without any deduction, so the owner always receives the full amount that corresponds under this AGREEMENT.
1.7 The Tenant may pay the RENT option in colones (local currency of Costa Rica) at the rate of sale established by the Banco de Costa Rica, on the date the payment is verified.
1.8 The amount of rent mentioned above does not include the amount of maintenance fee of the condominium where he office space is located and this fee must be paid in full by the Lessee, in addition to the above stated amount will be paid by it directly to the Administrator of the Condominium, however, the same shall be deemed for all legal purposes the case, as an integral part of the rent payment and not be separated from it. It is understood by both parties that the maintenance fee is currently set at the sum of two dollars and thirty-six cents (USD $ 2.36) legal tender of the United States of America, per square meter of office. This maintenance fee is not subject to rent increases agreed in paragraph 1.2 of this contract. This amount will be borne by the lessee from February 1, 2011.
1.9 The possible increases or decreases the maintenance fee that may be experiencing in the future, which will be subject to adjustment of tariffs that apply to the Condominium Manager in the condominium STAGE FOUR BUSINESS PARK GENERAL FORUM, THIRD STAGE OF DEVELOPMENT, and have the due approval of the assembly of Condominium.
2. STARTING DATE OF LEASE:
2.1 “Commencement Date” means the lease of 1 May 2011.
3. LEASE TERM:
3.1 In “LEASE TERM” means the period between the Commencement Date and the expiration of this contract is sixty months (60), or five (5) years, commencing from the Commencement Date. That period may be extended for another five years if neither party notifies the other of its desire not to want to renew the contract with at least one hundred eighty calendar days prior to the maturity date at the address specified in contractual this contract unless the Lessee the Owner communicate their desire not to renew the contract within the time aforesaid. The Owner agrees to give the tenant the right of first refusal to rent office space in the same terms and conditions under which the Owner provide that property to a third party in good faith. In such case, Lessee shall have a period of fifteen calendar days from the date on which the Owner has notified the new terms and conditions of the lease, to decide whether to rent the property to the expiration of the contract. Failure to respond within fifteen days before that will be considered a negative and therefore the owner is free to offer the Property Office to third parties.
3.2 This lease will be valid during the period commencing on the Commencement Date, and will continue until the expiration of the lease term, unless sooner terminated or settled in advance, or extended under any terms, stipulations or conditions set in this AGREEMENT.
3.3 If the Tenant exercises the right to unilateral early termination set out in Article 72 of Law 7527, shall apply the penalties provided for in clause 18 of this contract.
3.4 The Tenant hereby agrees to take possession of the Property after the Commencement Date, either when it is actually put to it by the Owner, and provided that taking of possession has been properly coordinated and accepted by the Lessee.
4. THE PURPOSE OF LEASE:
4.1 The Owner gives Tenant leased property, on the terms and conditions outlined in this contract.
4.2 The Property Office is to really just, and it has provided all necessary to obtain public services, whose installation will be paid by Tenant.
5. LOCAL DELIVERY AND STATE OFFICE:
5.1 The Owner delivered to Tenant at the Commencement Date the Property Office, and the latter states receive it and accept it really just, suitable for occupancy, use and enjoyment.
6. THE FUTURE OF REAL ESTATE:
6.1 The Lessee shall use and occupy the property exclusively for the following purposes and shall not give any other destination, including:
6.2 To establish and operate them LESSEE Administrative Offices.
6.3 In addition to the limitations on use set forth in Act 7527, and outlined above, the Lessee shall not give the Real estate any other purpose than to serve as administrative offices, or for Marketing and Sales of its products and services, all of this as widely understood, nor may another use that may increase to the Owner, the cost of insurance policies on it, without the prior written consent. You must comply with all local health regulations and established for that purpose.
6.4 The fate of the property, may not be altered without the express written consent of the Owner, who reserves the right to grant or withhold such approval, without having to explain the motives or reasons that justify such a decision.
7 MAKE IMPROVEMENTS BY TENANT:
7.1. All the improvements now or in the future, be laid or made by the tenants in the Property Office, will be at the expense and cost of this and must have prior written authorization of the owner who may not refuse to grant as unjustified and unreasonable. The duration of the construction or installation of these improvements, the owner has the right to inspect the progress of the work and demand a halt to verify if the same does not conform to the terms of approval. If the owner fails to provide LESSEE their agreement or refusal to the proposed improvements within a period of fifteen calendar days from the date of receipt of the request for formal approval in writing by the tenant, those improvements have been approved .
7.2. LESSEE hereby understand and accept that each and every one of the improvements and changes to the Real Property which are created in the future, will benefit from it, and become the property of the owner to the termination of this contract at no cost for the owner, except by equipment or furniture owned by Tenant or any modifications or improvements made by LESSEE that can be moved or removed without causing damage, deterioration or impairment to the Property Office. In any case, improvements and modifications are considered attached to the property, which may not be removed by the tenant and not exhaustive and under a broad concept, the following: i) air-conditioning system, ii) Structure and Divisions, iii ) Sanitation, iv) Electrical and Lighting, v) Cabling, vi) Security and Emergency Equipment.
7.3. Notwithstanding the foregoing, the owner may require the tenant to remove, at your cost and risk, each and every one of the apparatus, equipment, partitions and other improvements installed on the property and to return them to the final approval condition by the parties. If required and the landlord and tenant carry out no such improvements, the owner may do on behalf of LESSEE and shall have to pay the Owner, at his request, the cost of restoring the Property Office to the last condition adopted by the parties. It is up to the owner in accordance with Article 34 of the 7527 Act make necessary repairs.

8. REPAIRS AND ALTERATIONS BY TENANT:
8.1 In terms of maintenance and repair of office premises, the parties comply with the provisions of Chapters V and VI of the 7527 Act as in force on the date hereof.
8.2 The Tenant hereby agrees not to make or permit alterations to the estate or place signs visible from outside of it, without obtaining prior written consent of the Owner.
8.3 The LESSEE shall provide and install at your own expense charged to him, both the sign adjacent to the front door of the office as well as the sign outside the building, the latter to install. All letters and numerals used therein shall be in standard form approved for offices, and no other will be used or allowed in the offices, without the prior written consent of the Owner as indicated in paragraph 8.2 above. The Lessee shall approve the design and content as well as budgets.
9. PUBLIC SERVICES:
9.1 The Local Office must have all the facilities required for the provision of potable water services, telephone and electricity. Tenant shall be responsible for prompt payment to the relevant institutions of public services provided, such as electricity, water and telephone services including but not limited so all charges, fines, connection, installation and security deposits, which are and will be the exclusive Tenant’s responsibility. Tenant may not install electrical equipment in the property that exceed the design capacity of it. The Owner will assist in whatever is necessary with the lessee, so that the Lessee may have ready access to utilities and other services specified in this clause.
10. OTHER SERVICES:
10.1 The Owner hereby agrees to ensure that the Lessee will provide services that are financed by the condominium maintenance fee. Also ensure that the tenant has the following infrastructure to support the aforementioned public services: An air conditioner (hydronym type system) for the leased area. The payment for the regular review of maintenance to air conditioning equipment borne by the Lessee, and the payment of electricity consumption required to operate the equipment.
10.2 The failure to provide the service indicated, either in whole or in part, whenever the facts which are beyond the direct control of the Owner, does not imply liability of the Owner or a reduction in the amount of income.
11. NOTIFICATION OF FAILURES AND ACCIDENTS TO THE OWNER:
11.1 The Lessee is obliged to notify the owners of those failures or accidents on the property. The notification of such failures or accidents must be made by the Tenant within twenty-four hours after the event.
11.2 The communication to the Owner will not take on more responsibilities than those specifically provided for in this contract office, or that are required by law.
12. PAYMENT OF TAXES AND MUNICIPAL LICENSES:
12.1 The cancellation of municipal taxes and property on the leased property, shall be borne by the Owner.
12.2 The cancellation of municipal taxes and patents that are required as part of commercial business, or activity that develops Lessee will be in charge.

13. LAWS AND REGULATIONS:
13.1 In all matters not provided in this Agreement, the parties refer to their application and interpretation of the rules contained in the Condominium Rules Forum Fourth Stage Business Park General Development Stage, and “7527 ACT” Act General Urban and Suburban Lease number 7527 of July 10, 1995 and its possible reform.
14. RIGHT OF INSPECTION OF PROPERTY:
14.1 The Owner, servants, officers or identified and authorized representatives may enter the day and business hours to any part of the land, to inspect its condition, occupancy or use, show the property to potential buyers or repairs, alterations or additions, in which case they must apply for prior authorization of Tenant, with at least two days in advance, except in cases of emergency that required immediate entry.
14.2 Both the monthly inspection and emergency inspection is conducted in the presence of Lessee or any servant, officer or agent thereof, except in cases of emergency that is life threatening or property of others, and or the Tenant, nor any representative of Lessee is available. The inspections shall comply with the provisions of Article 51 of the General Law of Urban and Suburban Leases, and in these the Owner shall endeavor to avoid affecting the operation of Tenant.
15. LIMITATIONS OF THE PARTIES TO LAW OF THE ASSIGNMENT AND SUBLETTING:
15.1 Tenant shall not change the use of the property without prior approval of the Owner, not in the building can perform any activity that causes noise, odor or nuisance to the neighbors also agree that activities in the Real Property may not produce fumes that can adversely affect the environment or human health, nor use the premises for the storage of substances, materials or flammable or hazardous chemicals.
15.2 The authority to assign or sublet to send the Article 78 of the 7527 Act should be applied to the Owner with at least thirty days in advance, such approval may not be retained by the Owner of an unjustified and unreasonable. Notwithstanding the foregoing, the owner may transfer all or part of this contract at any time without prior authorization from the Lessor.
16. INSURANCE:
16.1 The Owner shall keep the property insured against all risks, coverage against earthquake, earthquake, fire and other harm caused by nature to protect the latter and all related civil works.
16.2 Lessee shall be responsible, to ensure the furniture and belongings, as the owner is not responsible for damage, loss, theft, or theft that occurs to the furniture and other belongings of the Lessee, as a result of an accident occurring on or relates to the property.
16.3 Both parties must have a liability insurance policy for homeowners and renters and one for the guards, if hired private security guards, which in the case of the Owner may be acquired by the security company hired by the Owner to provide services BUSINESS PARK STAGE FOUR GENERAL FORUM, THIRD STAGE OF DEVELOPMENT, covering civil liability attributable. The Owner shall be covered in the immediate area and related to the leased area, and the Lessee shall have coverage to cover liability attributable within the leased area. The amount of insurance coverage liability attributable not be less than One hundred thousand dollars ($ 100,000.00), lawful money of the United States of America.
17. RISK:
17.1 Tenant hereby expressly disclaims any responsibility for, or as a result of any injury, fatality, injury or loss that occurs within the purpose and the immediacy of office space, so that from and relieved of all responsibility to the Owner by or as a result of any injury, fatality, injury or loss occur.

18. CASES OF TERMINATION, BREACH, REMEDIES AND PENALTY CLAUSE:
18.1Además as specified by the Act, the occurrence of any or several of the reasons listed below as Cases of Termination and Default, shall constitute grounds for termination of this AGREEMENT:
18.1.1 Non-payment by Tenant of any sums of money to which it is obligated under the terms and conditions of this AGREEMENT on the date on which it is payable.
18.1.2 Failure to comply in whole or in part, by either party of any obligation, term or condition under this Contract or any other agreement between the landlord and tenant, breach of which is maintained for a period of ten calendar days after that the party has failed to receive notice of it.
18.1.3 The rights of lease the lessee are assigned to execution of sentence or other legal process.
18.2 Before the early termination of the Real Property, Tenant acknowledge and cancel the Owner as compensation for damages caused, the following sums:
18.2.1 An amount equivalent to one month’s rent having complied with the notice of three months provided for in Article 72 of the Act, for failure to comply with the notice of three months, the penalty shall be established in three months’ rent.
18.2.2 The allowances referred to in section 18.2.1 above shall be immediately paid by Tenant to Owner no later than within five calendar days from the date of unemployment and will be considered as final compensation to which entitled the Owner.
18.3 In accordance with Article 95 of the Law of Securities Market Regulation and Article 86 of the General Regulation on Management Companies and Investment Funds in effect at the time of signature of this contract, Lessee declares that it owns and agrees not acquire shares of Real Estate Investment Fund landlord subject of this tenancy, either directly, or through any person or entity to form an interest group, as defined in Article 108 of the rules before . Failure of this is grounds for termination of the contract with the tenant’s responsibility and must pay the penalty specified in Clause 18.2 above.
19. NO IMPLIED WAIVER:
19.1 The failure by either party to require strict compliance at any time of any of the covenants or agreements or to exercise any option, right, power or remedy contained in this CONTRACT, will never be considered an implied waiver of the same for the future.
19.2 Neither the payment by Tenant of an amount less than the monthly rent due under this AGREEMENT, nor the acceptance of such payment shall be considered as anything other than a credit to the account of the rent due.
20. SECURITY DEPOSIT:
20.1 In ensuring compliance with contract obligations, Lessee agrees to deliver a “DEPOSIT” to the Owner, for the sum of $ 37,434.24 (thirty-seven thousand four hundred thirty-four U.S. dollars twenty-four cents), currency legal tender of the United States of America, in cash. Lessee shall deposit such sum of money not later than April 15, 2011, as described in paragraph 1.2 of the said contract.
20.2 This Escrow comes to answer for any kind of damage attributable to the LESSEE to occur in the real estate as well as for any other end that involves financial responsibilities borne by the tenant and in favor of LESSOR, under this AGREEMENT. Especially, not exclusively, at the failure of the obligations arising from entitlement to public services referred to above.
20.3 The security deposit will be retained by the owner without liability for interest and as security for the obligations of LESSEE under this AGREEMENT.
20.4 The Owner reserves in all cases, the right to the allocation of payments, so that the existence of the deposit or payment complaint against it do not undermine the eviction action for lack of timely payment of Rent, nor any other legal action by the OWNER against LESSEE. LESSOR opt to apply the deposit in whole or in part, to meet any of the matters that warrant, the Lessee is required to refund or completed within eight calendar days immediately following the date of receipt of the request to that effect will make the LESSOR, in such a way that the tank is always kept above the total sum originally agreed. The drawback of non-compliance with the terms agreed shall entitle the LESSOR to deduct the amount paid as payment of the lease fee the following month, the amount necessary to reinstate or fill the tank up to the amount agreed upon, pending payment In this case, the rental price for that month.

20.5 If Tenant is not in default at the termination of this Contract, the balance of the deposit, after making appropriate deductions will be returned to Lessee by the Owner within thirty calendar days from the date that the tenant vacates the property.
21. Force Major
21.1 Subject to the limits and scope of the 7527 Act requires, any party shall be bound by unforeseen circumstances or force major which are beyond its control, including but not limited to delays caused by strikes, civil disturbances, shortages of material or workmanship, war, governmental laws, regulations or restrictions of any kind.
22. HAZARDOUS MATERIALS:
22.1 The Tenant shall not be stored inside or outside the property, or use within it, any hazardous material, as defined this term by any governmental entity or agency or to-government, whether national or international law, or any other toxic material corrosive, reactive or flammable. In any event Tenant will be responsible for any damage that may arise in connection with the handling of samples and chemicals for their part, or others within the leased area.
23. RIGHT TO SEVENTY-SIX CAR PARKING SPACES:
23.1 During the term of this contract, the lessee has the right to use 76 parking spaces for vehicles distributed as follows: i) 26 indoor space or basement (as detailed in Annex B) and ii) 50 spaces under the condition “first come, first served” outside the building.
24. OTHER PROVISIONS:
24.1 This AGREEMENT and the rights and obligations of the parties under it shall be governed under the laws applicable in the Republic of Costa Rica.
24.2 Any amendment or addendum to this Contract shall be in writing and signed by both parties.
24.3 The parties agree that this AGREEMENT does not provide a basis for the claim of the right key, or other intangible right and that by renting this property or in the event of termination of Tenants, LESSEE will not charge any amount for key concept of law. So from now, both parties hereby expressly waive a potential claim for this.
25. ANNEXES:
25.1 The Annex, which is listed below and is attached to this Contract, duly signed by both parties is an integral part thereof for all purposes:

ANNEX	DESCRIPTION

A	The annual rent adjustment

B	Detail of Parking

C	Condominium Regulations
26. NOTICES
26.1 LESSEE shall send any notice to the OWNER at the following address, or any other place as the owner in the future for him by writing: The Business Center Uruca Bank of Costa Rica, Sociedad Investment Fund Management SA to the attention of Carlos Gamboa Chaves, or Mauricio Ramirez.

26.2. The owner is required to any notice to the following address, or any other place that prompted LESSEE written in the future: the office premises leased to the attention of Mr Adrian Sibanda Saenz.
26.3 Unless otherwise stated, any notice under this AGREEMENT shall be in writing and be submitted with written receipt of the above addresses. It is understood that if the communication is personally delivered, the date of receipt is the date that appears on the receipt. If the notice is delivered by courier mail, the delivery date will be that of the receipt of the courier company, the same applies in the case to be delivered by any other mail. If the recipient of the communication shall refuse to receive the same, the delivery date will be that recorded in the report that raises the notifier stating the refusal to receive the communication.
As a sign of the foregoing, the Owner and Tenant have signed this Contract of any line, in two originals in San José, at ten am on January 18th, two thousand eleven.

Alvaro Camacho O.

BCR Real Estate Investment Fund	sd/-

Lessor

Adrian Saenz Sibaja

WNS BPO Services Costa Rica SA	sd/-

Lessee

They are authentic:

ANNEX A
Settings 3% Annual Income
Lease
First year $ 37,434.24 —
Second year $ 37,434.24 —
Third year $ 38,557.26 —
Fourth Year U.S. $ 39,713.98 —
Fifth Year U.S. $ 40,905.40 —
* The amounts described above do not include the amount established for the payment of maintenance fee of the condominium where the premises are located. This fee must be paid by the tenant in addition to the amounts set forth herein.
ANNEX B
Parking lots.

ANNEX C
RULES AND REGULATIONS
PARK BUSINESS FORUM
These rules and regulations have been adopted by the owner to enable, in the best of their abilities, provide, maintain, manage and operate an orderly and clean rooms, buildings, surrounding areas and parking facilities Tenants Forum Business Park in the most economical and efficient, and to ensure the safety of tenants, regular behavior in the park and use of rooms, buildings and parking areas and other facilities so that it is possible to minimize the interference of others in the proper use thereof by the LESSEE, all within reasonable parameters possible.
1. LESSEE, its officers, agents, servants and employees shall not block or obstruct any entrances, passageways, doors, elevators, hallways or stairways of Building or parking, or place, empty or throw any waste, garbage or material of any kind in those areas, or permit such areas to be used at any time for anything other than that the entrance to or exit from the building.
2. Moving furniture, equipment, goods or materials within, entering or leaving the premises, buildings or parking is restricted at the time, method and route determined by the OWNER in coordination with the lessee, the latter assuming responsibility and risk for the transfer. Lessee shall not move furniture, machinery, equipment, merchandise or materials within, into or out of buildings, premises, parking without having undertaken appropriate coordination with the owner. LESSEE shall ensure that the workers responsible for this movement take the necessary steps the owner tells you, in order to protect the building (especially glass, carpets, ceramics, walls, doors and elevators) from harm.
3. Tenants should ensure that the furniture and equipment that can acquire easily enter the elevator or stairs and pass through the doors of the Premises. Large pieces should be disassembled into parts and reassembled in the Local. THE OWNER reserves the right to reject the location or placement of any furniture or equipment within the building does not meet the above conditions.
4. The transfer of equipment should be done with the proper equipment to do no harm to the building and its facilities. Prohibiting the use of trucks for hauling heavy boxes, except those equipped with rubber tires and side guards.
5. No sign, plaque, advertisement or notice is exhibited, painted or affixed by the LESSEE, its officers, agents, servants, employees, customers, licensees, visitors or guests or any part of the exterior or interior of the building, or anywhere Park or parking without the prior written permission of the owner.
6. LESSEE, its officers, agents, servants or employees shall not paint or decorate the offices or areas accessible to them, or marking, painting, cutting, nailing or screwing or in any manner destroy any part of the building without prior consent written permission of the owner. Nor can install any sunscreen or other type of film to the inner or outer surface of the building’s windows.
7. LESSEE shall not install any antenna or aerial wires, radio or television, or any other type of equipment, inside or outside the building without the prior written approval of the Owner and upon the terms and conditions it point in each specific case.
8. Any installation that affects the floors, walls, windows, doors, ceilings, equipment and other physical attachment of the building or parking may be made by the LESSEE without obtaining prior written approval of the owner.
9. LESSEE, its officers, agents, servants and employees shall not install or operate any apparatus for cooling, heating or air conditioning, or perform any mechanical operation or bring into the building or parking areas any flammable or explosive product without prior written approval of the owner.
10. THE OWNER will provide security services in the Park with access control and patrol the clock, in the manner and under the right conditions for the provision of that service. THE OWNER is not responsible for loss or theft of property, equipment, money or other items removed from the building or parking lot, unless this incident is a result of the negligence or willful misconduct of the owner or security personnel.
11. THE OWNER will provide two keys for each lock the doors of offices and the main entrance to the LESSEE, and shall provide additional duplicate at the expense of TENANT to the written request for it. LESSEE shall at all times have a skeleton key to the office. All keys must be returned to THE OWNER after the Lease ends.
12. THE OWNER reserves the right to:
12.1. Exercise entry control for safety reasons the park after 6:00 pm, subject however to the staff entrance fee of LESSEE under the regulations stated by the owner as well as asking people entering the park or Building to identify themselves and establish their right to enter or leave it.
12.2. Close access to parking areas from 6:00 pm and 8: 00 a.m. during weekdays, unless LESSEE staff required to maintain access without restriction, and

12.3. Close all parking areas on weekends and holidays, unless LESSEE staff required to maintain access without restriction.
13. LESSEE, its officers, agents, servants and employees shall not permit the operation or performance of a musical instrument or other device that produces noise, as well as any device that can be heard outside the building or parking or which may emanate electromagnetic waves affecting the receipt or transmission of radio or television and to the building.
14. LESSEE to immediately notify the owner of all accidents or defects in plumbing, electrical services or any other part of the accessories that have been installed in the building by the owner.
15. Except for the deterioration resulting from normal use and wear and tear, tenants will be responsible for any damage to the offices or the Building including carpets and floors, resulting from rust or corrosion of file cabinets, chairs with casters, metal objects or spill any type of substance.
16. If the Premises leased to LESSEE see pest infested, LESSEE, for its own account, you must make your Local and pests be fumigated periodically wiped out, all to the satisfaction of the owner, for which it must use the service of fumigation and pest extermination approved by the owner.
17. Except in the commercial space indicates that the owner, offers, requests and sales are prohibited in any part of the park and every one of the tenants must cooperate to prevent them. In this regard, the LESSEE shall report as soon as these activities to the administration office.
18. LESSEE, its officers, agents, employees, servants, customers, licensees, guests and visitors will not be able to offer any business in the Building parking areas or common areas LESSEE nor will they have the right to distribute leaflets or other advertising material on cars parked in the parking building.
19. LESSEE is expressly prohibited, its officers, employees, agents and servers, use the building, common areas or parking areas as housing or accommodations, or cooking or preparing food, in an unauthorized area without the prior written consent of the owner.
20. LESSEE is expressly prohibited, its officers, employees, agents, servants, customers, licensees, visitors or guests to keep within the parking areas, building or common areas, fish, birds, reptiles, insects or animals, or bikes or vehicles without the prior written permission of the owner.
21. Lessee shall not conduct business in a way that causes annoyance, or interfere with, annoy or disturb any other tenant of the building, the park or the owners in their operation of the building, nor allow them to be dirty or soiled the offices, common areas of the Building or the Park or the parking areas. In addition, LESSEE shall not allow its officers, employees, agents, servants, customers, licensees and visitors to behave in a manner that causes nuisance, or interfere with or disturb, any other occupant of the building, the park or OWNER in its operation of the Building or permit to be soiled or dirty offices, building common areas or parking areas.
22. THE OWNER establish appropriate mechanisms to collect regular trash and debris deposited by the tenant in the building’s general collectors. It is the responsibility of LESSEE to perform the cleaning and general maintenance of offices, including but not limited to, miscellaneous work, garbage collection and transportation of it to general collectors of the building, preventive and corrective maintenance etc.
23. LESSEE is expressly prohibited, its officers, employees, agents, servants, customers, licensees, visitors or guests up to the roof of the building without the prior written permission of the owner.
24. In the event that the LESSEE must dispose of crates, cartons, etc.., That does not fit within the dustbin of office or building products, will be the responsibility of LESSEE to get rid of them. In no case shall the LESSEE to leave such items in hallways or in any other area of the building, the Park or the parking lot, except in their own offices to dispose of them later. THE OWNER will be responsible for managing the waste once deposited in the general receiver of the building.
25. THE OWNER will be responsible for maintenance of common areas, parks and gardens of the park, and the maintenance and repair of exterior lighting systems and general equipment located in the common areas or those installed by it in other areas of the Park he is representing the building. Also will be responsible for external window cleaning, exterior painting and roof maintenance, canoes and downspouts.
26. LESSEE shall not use the name of the building for any purpose other than giving the address of your business, or for use on letterhead, envelopes, circulars, notices, advertisements, containers or wrapping paper, without permission previous authorization from the owner.
27. THE OWNER reserves the right to modify or remove any of the above rules or regulations within the parameters that will allow the Condominium Act, that are reasonable and necessary in the course of time, to improve safety, maintenance, operation , Local administration and cleaning, building and property of THE OWNER and for the maintenance and good order therein. THE OWNER shall not be liable to any tenant for non-compliance or violation of other tenants of any of these rules and regulations, however it is the obligation of the OWNER to ensure that they do.